Exhibit 99.2

BioSpecifics Technologies Corp. Announces Submission of
Supplemental Biologics License Application to FDA for
XIAFLEX®for Treatment of Peyronie’s Disease

LYNBROOK, NY – November 7, 2012 – BioSpecifics Technologies Corp. (NASDAQ: BSTC), a biopharmaceutical company developing first in class collagenase-based products marketed as XIAFLEX® in the U.S., today announced the submission of a supplemental Biologics License Application (sBLA) to the U.S. Food and Drug Administration (FDA) for XIAFLEX for the potential treatment of Peyronie’s disease by BioSpecifics’ partner Auxilium Pharmaceuticals, Inc. (Auxilium). If approved by the FDA, XIAFLEX is expected to be the first and only biologic therapy indicated for the treatment of Peyronie’s disease, an excess of inelastic collagen causing penile curvature deformity. XIAFLEX is currently approved in the U.S., European Union and Canada for the treatment of adult Dupuytren’s contracture patients with a palpable cord.

“We are very pleased to announce Auxilium’s sBLA filing to the FDA for XIAFLEX for Peyronie’s disease and believe that, if approved, XIAFLEX will provide a significant therapeutic advantage for Peyronie’s disease patients who currently have no FDA-approved minimally invasive treatment options for this physically and psychologically devastating condition,” stated Thomas L. Wegman, President of BioSpecifics. “We look forward to receiving the potential FDA approval of XIAFLEX for Peyronie’s disease by the end of 2013.”

Auxilium has requested Priority Review designation for this sBLA submission and the Company expects to hear back from the FDA on Priority Review designation within approximately 60 days from the filing date. If granted, the FDA’s goal for completing a Priority Review, per Prescription Drug User Fee Act guidelines, is six months from date of receipt. Priority Review may be granted to drugs that offer major advances in treatment, or provide a treatment where none exists. XIAFLEX was granted orphan drug designation in the U.S. by the FDA in January 1996 for this indication, which will allow for 7 years of protection, if approved.

Auxilium’s sBLA submission is based on data from the Company’s IMPRESS (The Investigation for Maximal Peyronie's Reduction Efficacy and Safety Studies) Phase III clinical program and other controlled and uncontrolled clinical studies, in which over 1,000 Peyronie’s disease patients were enrolled and received over 7,400 injections of XIAFLEX.

Results from Auxilium’s two randomized, double-blind, placebo-controlled studies at 52 weeks demonstrated statistically significant improvements in both co-primary endpoints of the trials, including penile curvature deformity and patient-reported bother compared to placebo. Data from the IMPRESS I trial met statistical significance with a 37.6% mean reduction in penile curvature deformity for XIAFLEX subjects (p=0.0005) and a 3.3 point improvement in the Peyronie’s Disease Questionnaire (PDQ) bother domain for XIAFLEX subjects (p=0.0451) . Data from the IMPRESS II trial met statistical significance with a 30.5% mean improvement in penile curvature deformity for XIAFLEX subjects (p=0.0059) and a 2.4 point improvement in the PDQ bother domain for XIAFLEX subjects (p=0.0496) .

XIAFLEX was generally well-tolerated. The most common treatment related adverse events reported in the Phase III studies were local to the treatment site and consistent with adverse events reported in previous Peyronie’s disease trials with XIAFLEX, which included injection site hematoma, pain and swelling. Serious adverse events included corporal rupture (penile fracture) in 3 subjects in the placebo controlled studies.

For more details on the IMPRESS clinical program and data from the two Phase III studies, please refer to the press release issued today by Auxilium.

About Peyronie’s Disease

Peyronie's disease is characterized by the presence of inelastic collagen on the shaft of the penis, which can cause the penis to curve during erection, and may make sexual intercourse difficult or impossible in advanced cases. Significant psychological distress is common among sexually active patients with Peyronie's disease. Currently, there are no FDA-approved pharmaceutical therapies for this condition.

About BioSpecifics Technologies Corp.

BioSpecifics Technologies Corp. is a biopharmaceutical company that has developed injectable collagenase for twelve clinical indications. Injectable collagenase is currently marketed as XIAFLEX® in the U.S. for the treatment of adult Dupuytren's contracture patients with a palpable cord by Auxilium Pharmaceuticals, Inc. (Auxilium) and is also in clinical development for the treatment of several additional promising indications. Auxilium recently submitted a supplemental Biologics License Application (sBLA) to the U.S. Food and Drug Administration (FDA) for XIAFLEX for the potential treatment of Peyronie’s disease based on positive results reported from its two Phase III clinical studies. Auxilium is also testing XIAFLEX for frozen shoulder syndrome (adhesive capsulitis) and cellulite in Phase IIa and Phase Ib clinical trials, respectively. BioSpecifics is currently managing the clinical development of XIAFLEX for the treatment of human lipoma and canine lipoma, which are both in Phase II clinical trials. Auxilium is currently partnered with Asahi Kasei Pharma Corporation for the development and commercialization of injectable collagenase for Dupuytren’s contracture and Peyronie’s disease in Japan and with Actelion Pharmaceuticals Ltd. for these same indications in Canada, Australia, Brazil and Mexico. For more information, please visit www.biospecifics.com.

Forward Looking Statements

This release includes “forward-looking statements” within the meaning of, and made pursuant to the safe harbor provisions of, the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are “forward-looking statements.” The forward-looking statements include statements concerning, among other things, the timing of the potential FDA approval of XIAFLEX for Peyronie’s disease; and the potential for XIAFLEX to provide a significant therapeutic advantage for Peyronie’s disease patients. In some cases, these statements can be identified by forward-looking words such as “believe,” “expect,” “anticipate,” “plan,” “estimate,” “likely,” “may,” “will,” “could,” “continue,” “project,” “predict,” “goal,” the negative or plural of these words, and other similar expressions. These forward-looking statements are predictions based on BioSpecifics’ current expectations and its projections about future events. There are a number of important factors that could cause BioSpecifics’ actual results to differ materially from those indicated by such forward-looking statements, including the ability of BioSpecifics’ partner, Auxilium, and its partners, Asahi Kasei Pharma Corporation and Actelion Pharmaceuticals Canada Inc., to achieve their objectives for XIAFLEX in their applicable territories; the potential market for XIAFLEX in a given indication, the potential of XIAFLEX to be used in additional indications, and the initiation, timing and outcome of clinical trials of XIAFLEX for additional indications; the timing of regulatory filings and action; the receipt of any applicable milestone payments from Auxilium; and other risk factors identified in BioSpecifics’ Annual Report on Form 10-K for the year ended December 31, 2011, its Quarterly Reports on Form 10-Q for the first and second quarters of 2012, and its Current Reports on Form 8-K filed with the Securities and Exchange Commission. All forward-looking statements included in this release are made as of the date hereof, and BioSpecifics assumes no obligation to update these forward-looking statements.

Contact:
BioSpecifics Technologies Corp.
Thomas L. Wegman, President
(516) 593-7000
thomas_wegman@biospecifics.com